Exhibit 11

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)


                                                                                  For The Year Ended
                                                   December 31, 1997               December 31, 1996              December 31, 1995
                                                   -----------------               -----------------              -----------------
                                                   Amount     Per Share           Amount    Per Share            Amount    Per Share
                                                   ------     ---------           ------    ---------            ------    ---------
Basic:

Weighted average shares outstanding                  94.6                           88.9                           85.7

Net earnings                                       $227.2                         $229.6                         $224.0

Less preferred stock dividend                          --                            9.1                           11.6
                                                   ------                         ------                         ------

Net earnings attributable to common stock
                                                   $227.2         $2.40           $220.5        $2.48            $212.4        $2.48
                                                   ======         =====           ======        =====            ======        =====


Diluted:

Weighted average shares outstanding                  94.6                           88.9                           85.7

Dilutive stock options and stock issuable
   under employee benefit plans                       1.9                            2.2                            2.3
                                                   ------                         ------                         ------
Adjusted shares outstanding                          96.5                           91.1                           88.0

Average shares assumed to be converted
   through convertible preferred stock                 --                            5.0   (Note 1)                6.4    (Note 1)
                                                   ------                         ------                         ------

Fully diluted average shares outstanding             96.5                           96.1                           94.4
                                                   ======                         ======                         ======

Net earnings                                       $227.2         $2.35           $229.6        $2.39            $224.0        $2.37
                                                   ======         =====           ======        =====            ======        =====




Notes:      1.  Represents the dilutive effect of convertible preferred stock prior to its conversion into common stock on
                October 14, 1996.